Exhibit 21

UWHARRIE CAPITAL CORP

SUBSIDIARIES OF THE REGISTRANT

At December 31, 2007

Subsidiaries of Uwharrie Capital Corp	State of Incorporation

Bank of Stanly	North Carolina

Anson Bank & Trust Co.	North Carolina

Cabarrus Bank & Trust Company	North Carolina

Strategic Investment Advisors, Inc.	North Carolina

Uwharrie Mortgage, Inc.	North Carolina

Subsidiaries of Bank of Stanly	State of Incorporation

The Strategic Alliance Corporation	North Carolina

BOS Agency, Inc.	North Carolina

Gateway Mortgage, Inc	North Carolina

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